Nationwide Fund Name
NMF Bond Index

Subadviser Name
BlackRock Investment Management,
LLC

Issuer
NBC Universal, Inc

Purchase Date
09/27/10

Underwriter
Morgan Stanley & Co. Inc

Principal Amount of
Purchase
$400,000

Principal Amount of Offering
$2,000,000,000

Purchase Price
$99.975

Commission
0.45%